Exhibit 99.1

Crown Media Holdings Announces Operating Results

for Third Quarter of 2011

STUDIO CITY, CA — November 3, 2011 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2011.

Operating Highlights

•                  Strong advertising sales. Advertising revenue increased by 13% over the nine month period ended September 30, 2010 comprised of an 87% increase in Hallmark Movie Channel revenue and a 7% increase in Hallmark Channel revenue.

•                  Movie premiere success. Hallmark Channel aired five original movie premieres in the third quarter of 2011 — all of which, according to Nielsen, ranked in the Top 10 for the time period in which they aired for key demographic and total households delivery.

•                  Significant growth for Hallmark Movie Channel. Hallmark Movie Channel remains one of cable’s fastest growing networks — ranking among the top five ad-supported cable networks for highest year-to-year audience growth this summer in both Prime Time and Total Day according to Nielsen. From September 2010 to September 2011, Hallmark Movie Channel averaged a monthly increase of 373,000 subscriber homes. In the Beta 2011 “Digital Cable Subscriber Study”, the network ranked #2 in awareness against all 42 digital basic cable networks that were evaluated. It also ranked as #3 in average viewer satisfaction among women and #3 among women who mentioned it in their five favorite digital basic cable networks.

•                  Improved daytime block ratings. The Hallmark Channel daytime block, which includes brand new series Emeril’s Table featuring master chef Emeril Lagasse and all new episodes of The Martha Stewart Show, Martha Bakes, and Mad Hungry with Lucinda Scala Quinn, premiered on September 26th. Compared to last year, according to Nielsen, the daytime block has increased total household delivery by 15% and the key demographic of Women aged 25-54 by 25%.

•                  Successful refinancing. On July 14, 2011, Crown Media obtained $510.0 million of third-party debt financing and used the proceeds to retire $305.7 million of term loans and $185.0 million of preferred stock, all of which was held by a related party. The retirements resulted in a $103.0 million increase in the Company’s paid-in capital.

“Crown Media experienced a strong and successful third quarter. We are pleased to report strong scatter increases, improved ratings for the new season of our daytime programming block, robust growth of the Hallmark Movie Channel and continued success for our original movies,” said Bill Abbott, President and CEO of Crown Media. “We have experienced solid growth for our overall advertising sales revenues and are optimistic that the trend will continue.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $74.0 million for the third quarter of 2011, an 18% increase from $62.5 million for the third quarter of 2010. Advertising revenue increased 15% to $56.0 million during the quarter, from $48.5 million in the third quarter of 2010 due to higher CPM rates. Advertising revenue from the Hallmark Movie Channel increased from $4.6 million for the three months ended September 30, 2010, to $7.8 million for the three months ended September 30, 2011. Subscriber fee revenue increased 29% to $18.0 million from $14.0 million in the third quarter of 2010 due to ongoing contract negotiation with one multiple systems operator during the third quarter of 2010 and contractual rate increases.

Crown Media reported revenue of $223.8 million for the nine months ended September 30, 2011, a 14% increase from $196.6 million for the nine months ended September 30, 2010. Advertising revenue increased 13% to $169.6 million during the nine months ended September 30, 2011, from $149.6 million during the nine months ended September 30, 2010. Subscriber fee revenue increased 15% to $53.9 million, from $46.8 million in the prior year’s period.

For the third quarter of 2011, cost of services increased 3% to $35.5 million from $34.3 million during the same quarter of 2010. Within cost of services, programming expenses increased 3% quarter over quarter to $32.3 million due to the increase of original programming.

For the nine months ended September 30, 2011, cost of services increased 11% to $109.7 million from $99.1 million during the same period of 2010. Within cost of services, programming expenses increased 11% period over period to $100.7 million.  Other cost of services, including amortization of capital leases, increased 6% from $8.5 million to $9.0 million for the nine months ended September 30, 2011.

Selling, general and administrative expense increased 10% for the third quarter of 2011 to $13.5 million from $12.3 million during the same quarter of 2010. Employee costs increased approximately $1.2 million.

Selling, general and administrative expense increased 14% for the nine months ended September 30, 2011, to $41.7 million from $36.6 million during the same period of 2010. Research costs increased $1.4 million due to ratings information being provided for the Hallmark Movie Channel from April 1, 2010 and continued growth in its subscribers. Employee costs increased approximately $2.2 million. The Company recorded non-recurring debt issuance costs and banking fees attributable to its June2010 recapitalization of $1.0 million and $2.5 million in 2010 and 2011, respectively.

Marketing expenses of $2.6 million for the third quarter of 2011 decreased $4.5 million from the same quarter of 2010 as the earlier period included marketing support for the September 13, 2010 launch of The Martha Stewart Show.

Marketing expenses of $3.5 million for the nine months ended September 30, 2011 decreased $5.0 million from the nine months ended September 30, 2010, as the earlier period included marketing support for the 2010 launch of The Martha Stewart Show.

Interest expense increased $8.1 million for the third quarter of 2011 to $10.6 million from the same quarter of 2010. Interest expense on the term loans retired on July 14, 2011 was $0.9 million for the quarter ended September 30, 2010. Subsequent interest expense on the new $510.0 million of third-party indebtedness was $9.6 million for the quarter ended September 30, 2011. Nominal cash interest due under the term loans was $8.1 million for the quarter ended September 30, 2010, and imputed dividends on the Preferred Stock were $6.8 million during this same quarter. Nominal cash interest accrued under the new $510.0 million of third-party indebtedness was $9.3 million for the quarter ended September 30, 2011.

Interest expense decreased $39.7 million for the nine months ended September 30, 2011, from 2010. Interest expense on approximately $1.1 billion of indebtedness to H C Crown prior to the Company’s June 2010 recapitalization was $47.7 million; interest expense on the resulting $315.0 million of term loans was $1.0 million for the remainder of the nine months ended September 30, 2010. Interest on those term loans, until July 14, 2011, was $1.5 million for the nine months ended September 30, 2011. Subsequent interest expense on the new $510.0 million of indebtedness was $9.6 million for the nine months ended September 30, 2011.

Income tax benefit was $191.7 million for the quarter ended September 30, 2011, and income tax benefit was $235.1 million for the nine months ended September 30, 2011. During the first quarter of 2011, the Company released a portion of its deferred tax valuation allowance and recognized an unreserved deferred tax asset of approximately $44.2 million on its balance sheet. During the third quarter of 2011, the Company released a further portion of its deferred tax valuation allowance and now has an unreserved deferred tax asset of $236.0 million on its balance sheet. This also resulted in a non-cash reduction in income tax expense.

Non-cash income tax expense of approximately $2.9 million for the nine months ended September 30, 2010, was a result of the 2010 recapitalization.

During the nine months ended September 30, 2011, the Company paid Hallmark Cards $10.5 million for the Company’s estimated tax liability as calculated pursuant to a federal tax sharing agreement relating to income generated in the first and second quarters of 2011. No amounts were payable for the third quarter of 2011.

Adjusted EBITDA was $23.7 million for the third quarter of 2011 compared to $10.0 million for the same period last year.  Cash provided by operating activities totaled $11.9 million for the third quarter of 2011 compared to $22.7 million for the same period last year.  The net income to common shareholders for the quarter ended September 30, 2011, totaled $163.2 million, or $0.45 per share, compared to the net loss to common shareholders of $0.9 million, or $0.00 per share, in the third quarter of 2010.

Adjusted EBITDA was $74.6 million for the nine months ended September 30, 2011, compared to $56.0 million for the same period last year. Cash provided by operating activities totaled $26.0 million for the nine months ended September 30, 2011, compared to $51.5 million for the same period last year.  Net income to common shareholders for the nine months ended September 30, 2011, totaled $226.0 million, or $0.63 per share, compared to a net loss to common shareholders of $12.2 million, or $0.06 per share, for the nine months ended September 30, 2010.

Conference Call and Webcast to be Held Thursday, November 3rd at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the third quarter of 2011.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (866) 783-2138 (Domestic) or (857) 350-1597 (International) and using the pass code “Crown Media Third Quarter Earnings Conference Call.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, Thursday, November 3rd, at 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code number 71611217.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies and general entertainment, and is the home of The Martha Stewart Show and other home and lifestyle content. Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, distributed to approximately 42 million homes and one of America’s fastest-growing cable networks. Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events.  In addition, Crown Media Family Networks also includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods.  See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Annie Howell

Crown Media

212.445.6690

anniehowell@hallmarkchannel.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Advertising	$55,953	$48,499	$169,243	$149,427
Advertising by Hallmark Cards	—	—	358	208
Subscriber fees	18,013	13,973	53,894	46,839
Other revenue	82	48	298	133
Total revenue	74,048	62,520	223,793	196,607
Cost of services:
Non-affiliate programming	31,879	30,809	99,465	89,343
Hallmark affiliate programming	455	437	1,241	1,274
Amortization of capital lease	289	289	868	868
Contract termination	—	—	—	103
Other cost of services	2,844	2,803	8,158	7,531
Total cost of services	35,467	34,338	109,732	99,119
Selling, general and administrative expenses	13,469	12,294	41,740	36,581
Marketing expense	2,615	7,114	3,508	8,551
Depreciation and amortization	345	347	1,097	1,113
Loss from sale of film assets	—	—	—	155
Income from operations before interest and income tax expense	22,152	8,427	67,716	51,088
Interest expense	(10,556)	(2,509)	(13,886)	(53,579)
Income (loss) from operations before income tax expense	11,596	5,918	53,830	(2,491)
Income tax benefit (expense)	191,685	—	235,093	(2,897)
Net income (loss) before gain from sale of discontinued operations	203,281	5,918	288,923	(5,388)
Gain from sale of discontinued operations	(1)	—	188	—
Net income (loss)	203,280	5,918	289,111	(5,388)
Income to Preferred Stockholder	(40,076)	(6,860)	(63,096)	(6,860)
Net income (loss) to common stockholders	$163,204	$(942)	$226,015	$(12,248)
Net income (loss) per share - basic	$0.45	$(0.00)	$0.63	$(0.06)
Net income (loss) per share - diluted	$0.45	$(0.00)	$0.63	$(0.06)
Weighted average shares outstanding	359,676	359,676	359,676	192,552

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$21,002	$30,565
Accounts receivable, less allowance for doubtful accounts of $404 and $141, respectively	65,034	77,684
Receivable from Hallmark Cards	2,076	—
Program license fees	100,463	99,574
Prepaid program license fees	18,405	4,099
Deferred tax asset	13,000	—
Prepaid and other assets	2,418	2,367
Total current assets	222,398	214,289
Program license fees	150,453	136,503
Property and equipment, net	11,441	12,701
Deferred tax asset	223,000	—
Debt issuance costs	12,098	—
Other assets	2,211	1,008
Goodwill	314,033	314,033
Total assets	$935,634	$678,534

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$12,643	$27,835
Audience deficiency reserve	16,454	26,954
License fees payable	123,286	104,286
Payables to Hallmark Cards affiliates	2,267	1,005
Interest payable	9,266	—
Current maturities of long-term debt	2,100	—
Notes and interest payable to HC Crown	—	38,174
Total current liabilities	166,016	198,254
Accrued liabilities	19,359	18,972
License fees payable	27,189	33,818
Long-term debt, net of current maturities	505,329	—
Notes payable to HC Crown	—	379,521
Total liabilities	717,893	630,565

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK, $0.01 par value; 1,000,000 shares authorized; issued and outstanding shares of 0 and 185,000 as of September 30, 2011, and December 31, 2010, respectively	—	198,934

STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both September 30, 2011, and December 31, 2010	3,597	3,597
Paid-in capital	2,086,360	1,991,157
Accumulated deficit	(1,872,216)	(2,145,719)
Total stockholders’ equity (deficit)	217,741	(150,965)
Total liabilities and stockholders’ equity (deficit)	$935,634	$678,534

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net income (loss)	$203,280	$5,918	$289,111	$(5,388)
Loss from sale of film assets	—	—	—	155
Gain from sale of discontinued operations	1	—	(188)	—
Subscriber acquisition fee amortization expense	298	485	894	1,537
Depreciation and amortization	634	636	1,965	1,981
Interest expense	10,556	2,509	13,886	53,579
Income tax (benefit) expense	(191,685)	—	(235,093)	2,897
Bank fees	—	—	2,500	—
Long term incentive plan expense	607	309	1,474	1,026
Restricted stock unit compensation	(18)	124	28	233
Adjusted earnings before interest, taxes, depreciation and amortization	$23,673	$9,981	$74,577	$56,020

Programming and other amortization	31,081	30,103	94,052	89,668
Provision for allowance for doubtful account	(40)	12	261	44
Changes in operating assets and liabilities:
Change to program license fees	(20,998)	(14,127)	(108,582)	(41,946)
Change to prepaid program license fees	(2,777)	710	(14,306)	(8,949)
Change in license fees payable	(3,444)	(11,117)	14,919	(44,313)
Change to 2011 Refinancing debt issuance costs	(10,424)	—	(12,352)	—
Change to subscriber acquisition fees	—	—	(750)	(750)
Change in subscriber acquisition fees payable	(263)	—	(513)	(462)
Interest paid	(385)	(315)	(2,572)	(15,079)
Changes in other operating assets and liabilities, net of adjustments above	(4,546)	7,480	(18,727)	17,282
Net cash provided by operating activities	$11,877	$22,727	$26,007	$51,515

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$11,877	$22,727	$26,007	$51,515

Net cash used in investing activities	(123)	(303)	(824)	(1,415)

Net cash provided by (used in) financing activities	2,174	(4,466)	(34,746)	(24,406)

Net increase (decrease) in cash and cash equivalents	13,928	17,958	(9,563)	25,694
Cash and cash equivalents, beginning of period	7,074	18,192	30,565	10,456
Cash and cash equivalents, end of period	$21,002	$36,150	$21,002	$36,150